Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is effective as of November 12, 2016 (“Effective Date”) by and between Global Eagle Entertainment Inc., a Delaware corporation, with its principal place of business at 4553 Glencoe Avenue, Suite 300, Los Angeles, CA 90292 (“GEE”), and Aditya Chatterjee (“Consultant”).

In consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

1.             Duties of Consultant.

a.             Services.  Consultant shall perform the services as may be requested from time to time by GEE (“Services”) and as described on the Work Statement attached as Exhibit A hereto. Upon request by GEE, Consultant agrees to submit to GEE in a timely manner and in written or other tangible form, any deliverables or results of Consultant’s work under this Agreement including, without limitation, all deliverables listed in the Work Statement(s), all assigned Inventions as set forth in Section 5 hereof, and all documentation of work performed under this Agreement (collectively, the “Results”).  At all times before or after completion of the Services, GEE shall have the right to examine the Results and any materials relating thereto to ensure Consultant’s compliance with the provisions of this Agreement.  For the Term (as defined below), Consultant’s primary contact with GEE shall be the “Manager” specified on the attached Work Statement or such other person designated by GEE.

b.             Performance.  Consultant’s performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry with Consultant devoting sufficient time and energy as to timely accomplish the Services.  Consultant shall at all times comply with all applicable laws and GEE’s safety rules in the course of performing the Services.  If Consultant’s work requires a license, Consultant represents that it has obtained that license, and that such license is in full force and effect and will remain in full force and effect during the Term and it is responsible for all insurance, taxes, fees, costs, equipment, expenses and travel expenses in connection with the Services.  Consultant may not engage third parties to assist it in the Services without GEE’s prior written consent.

2.             Compensation.  The fees and expense reimbursements payable by GEE and the payment terms of such fees and expense reimbursements shall be as set forth on the Work Statement.  All fees and expense reimbursements provided for in the Work Statements are Consultant’s sole compensation for rendering the Services to GEE.  For the avoidance of doubt, Consultant is responsible for procuring its own administrative support (at its own cost) in support of rendering the Services hereunder.

3.             Term/Termination.  The term of this Agreement (the “Term”) will commence on the Effective Date and continue, unless terminated earlier pursuant to this Section 3, for a period specified on the attached Work Statement; provided, however, that notwithstanding the foregoing or anything to the contrary in the Work Statement, this Agreement may be terminated by GEE at any time, with or without cause and without further liability therefor, by giving written notice of termination to Consultant.  In the event of such termination, GEE will be obligated to pay Consultant any outstanding fees or expense reimbursements due under this Agreement only for or in connection with such Services actually then completed by Consultant and reasonably acceptable to GEE as of the date of GEE’s termination notice.

4.             Confidentiality.

a.             Proprietary Information.  Consultant understands that GEE possesses and will possess Proprietary Information that is important to its business.  For purposes of this Agreement, “Proprietary Information” is all information that is disclosed to Consultant or that was or will be developed, learned, created, or discovered by Consultant (or others) for or on behalf of GEE, or that became or will become known by, or was or is conveyed to GEE and has commercial value in GEE’s business, or that is developed at GEE’s facilities or with use of GEE’s equipment.  Proprietary Information includes, but is not limited to, information (and all tangible items in any form incorporating, embodying or containing information) relating to (a) all client/customer/vendor lists and all lists or other compilations containing client, customer or vendor information; (b) information about products, proposed products, research, product development, know-how, techniques, processes, costs, profits, markets, marketing plans, strategies, forecasts, sales and commissions, and unpublished information relating to technological and scientific developments; (c) plans for future development and new product concepts; (d) all manufacturing techniques or processes, documents, books, papers, drawings, schematics, models, sketches, computer programs, databases, and other data of any kind and descriptions including electronic data recorded or retrieved by any means; (e) the compensation and terms of employment of GEE employees and consultants; (f) software in various stages of development, and any designs, drawings, schematics, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, research and development, processes and procedures relating to any software; and (g) all other information that has been or will be given to Consultant in confidence by GEE (or any affiliate of it that might be formed) concerning GEE’s actual or anticipated business, research or development, or that is received in confidence by or for GEE from any other person or entity.  Proprietary Information does not include information that Consultant demonstrates to GEE’s satisfaction, by written evidence incurred in the ordinary course of business, is in the public domain through lawful means that do not directly or indirectly result from any act or omission of Consultant in breach of its obligations hereunder.

b.             Non-Disclosure.  Consultant understands that the consulting arrangement creates a relationship of confidence and trust between Consultant and GEE with regard to Proprietary Information.  Consultant will at all times, both during and after the Term, keep the Proprietary Information in confidence and trust.  Consultant will not, without the prior written consent of an authorized officer of GEE (i) copy, use or disclose any Proprietary Information to any third party (including any subcontractors engaged by Consultant with GEE’s consent), (ii) remove any Proprietary Information from the business premises of GEE, or (iii) deliver any Proprietary Information to any person or entity outside of GEE.  Consultant may not share any such Proprietary Information with third parties or subcontractors hereunder in furtherance of the Services without GEE’s prior written consent.  Consultant understands that the Defense of Trade

Secrets Act providers certain immunities from liability for confidential disclosure of a trade secret to the government or in a court filing such that an action that would otherwise count as trade secret misappropriation will be immunized if the disclosure (i) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

c.             Return of Proprietary Information.  Consultant agrees that upon termination of this Agreement for any reason, completion of the Services, or upon GEE’s request, Consultant shall promptly deliver to GEE all Proprietary Information, any document or media that contains Results (and all copies thereof), and any apparatus or equipment (and other physical property or any reproduction of such property), excepting only Consultant’s copy of this Agreement.

5.             Ownership and License.

a.            Assignment of Rights.  All Proprietary Information, and all patents, patent rights, copyrights, mask work rights, trademark rights, trade secret rights, sui generis database rights, and all other intellectual and industrial property rights of any kind anywhere in the world (collectively, the “Rights”) in connection therewith shall be the sole property of GEE.  Consultant hereby irrevocably assigns to GEE, without further consideration, any and all Rights that Consultant may have or acquire in the Proprietary Information and the Results.

b.            Disclosure of Inventions.  Consultant will promptly disclose in writing to GEE’s designated representative all “Inventions” (which term includes patentable or non-patentable inventions, original works of authorship, derivative works, trade secrets, technology, computer software, application programming interfaces, ideas, designs, formulas, processes, trademarks, service marks, patents, copyrights, techniques, know-how and data, and all improvements, rights, and claims related to the foregoing) made, conceived, reduced to practice, or developed by Consultant, either alone or jointly with others, during the Term that relate to GEE’s business, relate to demonstrably anticipated research or development of GEE, or that result from any of the Services that Consultant has performed, or will perform, for GEE.  Consultant will not disclose Inventions covered by this Section 5.b. to any person outside of GEE unless requested to do so by management personnel of GEE.

c.             Assignment of Inventions.  Consultant agrees to irrevocably assign to GEE, without further consideration, all right, title, and interest that Consultant may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention requiring disclosure under Section 5.b. hereof, which shall be the sole property of GEE, whether or not patentable.  Without limiting the foregoing, Consultant agrees that any such Invention comprising an original work of authorship shall be deemed to be a “work made for hire” and that GEE shall be deemed the author thereof under the U.S. Copyright Act (Title 17 of the U.S. Code), provided that in the event and to the extent any such Invention is determined not to constitute a “work made for hire” as a matter of law,

Consultant hereby irrevocably assigns and transfers to GEE all right, title and interest in and to any such Invention including, without limitation, all copyrights.

d.             Cooperation.  Consultant agrees to perform, during and after the Term, all acts deemed necessary or desirable by GEE to permit and assist it, at Consultant’s rate as listed in the Work Statement, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or Consultant’s assignments herein.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  Consultant hereby irrevocably designates and appoints GEE and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact, with full power of substitution, to act for and in behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.

e.             Moral Rights.  Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby ratifies and consents to any action of GEE that would violate such Moral Rights in the absence of such ratification/consent.  Consultant will confirm any such ratifications and consents from time to time as requested by GEE.

f.             Inventions.  Consultant represents that Consultant has no such Inventions at the time of signing this Agreement.

h.             License.  If any Rights or Inventions assigned hereunder or any Results are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, modified, maintained, supported, reproduced and distributed or otherwise fully exploited without using or violating technology or Rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants GEE a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, nonexclusive, sublicensable right and license to exploit and exercise all such technology and Rights in support of GEE’ss exercise or exploitation of any Results or assigned Rights or Inventions (including any modifications, improvements and derivatives works thereof).

j.              Privacy.  Consultant recognizes and agrees that it has no expectation of privacy with respect to GEE’s telecommunications, networking, or information processing systems (including, without limitation, stored computer files, e-mail messages and voice messages) and that Consultant’s activity, and any files or messages, on any of those systems may be monitored at any time without notice.

6.             Independent Contractor.  Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other similar statutory obligations including, without limitation, Workers’ Compensation Insurance, Unemployment Insurance, or State Disability Insurance.  Consultant agrees that it is solely responsible for the payment of compensation or other amounts owing to its employees, subcontractors, representatives and agents arising out of the provision of the Services. Consultant understands and agrees that Consultant shall not be considered as having employee status with GEE and Consultant will not participate in any plans, arrangements, or distributions by GEE pertaining to or in connection with any pension, stock, bonus, profit-sharing, or other benefit program GEE may have for its employees.  Consultant has no authority to act on behalf of or to enter into any contract, incur any liability or make any representation on behalf of GEE. Consultant agrees to defend, indemnify and hold GEE harmless from any and all claims made by any person or entity on account of an alleged failure by Consultant to satisfy any tax, withholding, or other similar regulatory or statutory obligations, or arising out of Consultant’s employment or engagement of persons to provide the Services.  GEE shall issue Form 1099 records for its payments to Consultant made pursuant to this Agreement and shall not be subject to withholding for income tax, social security, or unemployment compensation unless and until the laws or regulations with respect thereto require such withholdings to be made with respect to payments to bona fide independent contractors. Consultant understands that GEE will be required to report payments to Consultant to U.S. federal and state income taxing authorities.  Consultant further agrees to accept exclusive liability for the payment of taxes or contributions for unemployment and health insurance, retirement benefits, annuities and/or social security payments that Consultant pays or owes to Consultant’s employees, agents, or subcontractors, if any, and to reimburse and indemnify GEE for such taxes or contributions or penalties which GEE may be compelled to pay.  Consultant also agrees to comply with all valid administrative regulations respecting the assumption of liability for such taxes and contributions.

7.             Representations and Warranties.  Consultant represents and warrants that, as of the Effective Date and at all times during and after the Term: (a) Consultant’s performance of the Services and all terms of this Agreement has not breached and will not breach any agreement that Consultant has with another party including, without limitation, any agreement to keep in confidence proprietary information acquired by Consultant in confidence or trust prior to the execution of this Agreement; (b) Consultant is not and will not be bound by any agreement, nor has assumed or will assume any obligation, which would in any way be inconsistent with the Services to be performed by Consultant under this Agreement; (c) in performing the Services, Consultant will not use any confidential or proprietary information of another party, or infringe the Rights of another party, nor will Consultant disclose to GEE, or bring onto GEE’s premises, or induce GEE to use any confidential or proprietary information of any person or entity other than GEE or Consultant; and (d) all of Consultant’s employees and contractors, as applicable, performing any of the Services (but which contractors Consultant may only engage with GEE’s prior written consent) have executed and will execute written non-disclosure, assignment of rights and other appropriate agreements sufficient to protect the confidentiality of the Proprietary Information, and sufficient to allow Consultant to grant the assignments and licenses to GEE as provided herein.  Consultant is liable for any breach by such employees and contractors of the foregoing confidentiality agreements and obligations.  Consultant maintains (and will maintain during the Term) all types of insurance (including errors and omissions coverage) sufficient for the Services hereunder and in an amount customary for the industries in which Consultant operates.

8.             Indemnity.  Consultant will defend, indemnify and hold GEE and its affiliates (and their respective employees, directors and representatives) harmless against any and all loss, liability, damage, claims, demands or suits and related costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising or resulting, directly or indirectly, from (i) any act or omission of Consultant (its employees or independent contractors) or

Consultant’s (its employees’ or independent contractors’) breach of any representation, warranty or covenant of this Agreement, or (ii) infringement of any third-party intellectual property rights by the Results, GEE’s use of the Results or Consultant’s performance of the Services.  Consultant understands that its use of third parties to perform Services must be authorized in writing by GEE in advance, and Consultant shall be responsible for all Services performed by such third parties.

9.             Restrictive Covenants.  In order to preserve the confidentiality of the information referred to in Section 4.a. hereof and to protect GEE’s proprietary interest in its trade secrets and other Proprietary Information as well as its business and customer goodwill, and in consideration of GEE entering into this Agreement and other good and valuable consideration, Consultant agrees that: (a) during the Term, Consultant will not solicit, induce or attempt to induce, on Consultant’s own behalf or on behalf of any other person or organization, any of GEE’s clients or vendors whom Consultant solicited or with whom Consultant dealt or became acquainted while Consultant was engaged with GEE hereunder for the purpose of either (i) inducing said client or vendor to terminate, diminish, or materially alter in a manner harmful to GEE its relationship with GEE, or (ii) providing, or offering to provide, Conflicting Services (as defined below) to said client; (b) during the Term and for six (6) months thereafter (irrespective of the reason for termination of this Agreement), Consultant will not solicit for employment, hire or attempt to hire, on Consultant’s own behalf or on behalf of any other person or organization, any of GEE’s employees or consultants; and (c) during the Term, Consultant will not, on Consultant’s own behalf or on behalf of any other person or organization, solicit, perform, or provide, or attempt to perform or provide Conflicting Services, nor will Consultant assist another person or organization to solicit, perform or provide or attempt to perform or provide, Conflicting Services.  For purposes of this Section, “Conflicting Services” means services of any entity other than GEE and its affiliates and subsidiaries that are the same or substantially similar to those services of GEE or its affiliates and subsidiaries (x) which were provided by Consultant (directly or indirectly) during the Term, or (y) about which Consultant acquired Proprietary Information during Consultant’s relationship with GEE.  This Section 9 is in addition to, and not in lieu of, any other similar restrictive covenants to which Consultant may be bound with GEE.

10.          No Disparagement.  During the Term and thereafter, Consultant agrees that Consultant will not disparage GEE’s, or its subsidiaries’ or affiliates’, relationships with past, current, or prospective employees, employers, stockholders, affiliates, subsidiaries, acquirers, successors in interest, joint venturers, customers, service providers, or vendors, provided, however, that no action taken by Consultant in exercise of its legal or equitable rights to preserve its assets or to maintain its business competitiveness, including but not limited to the protection of its intellectual property, trade secrets, and confidential information, will be construed as a breach of this provision by the Consultant.  For purposes of this Section 10, the term “prospective” shall refer to pending efforts by GEE to solicit, or negotiate the terms of, a business, employment, or sales relationship to which the Consultant knows or reasonably should know is occurring.

11.           Miscellaneous.

a.             Governing Law.  Consultant agrees that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Illinois without regard to the conflict of laws provisions thereof.  The sole jurisdiction and venue for actions related to the subject matter of the Agreement shall be the state and federal courts having within their jurisdiction the location of GEE’s principal place of business, and both parties hereby consent to such jurisdiction and venue.

b.             Severability.  If any provision of this Agreement is held to be illegal or unenforceable, such provision shall be limited or excluded from this Agreement to the minimum extent required, and the balance of the Agreement shall be interpreted as if such provision was so limited or excluded and shall be enforceable in accordance with its terms.

c.             Assignment.  This Agreement (together with all attached exhibits) shall be binding upon Consultant, and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, and personal representatives; provided, however, that Consultant shall not assign any of its rights or delegate any of its duties hereunder without GEE’s prior written consent and any attempted assignment or delegation will be void.

d.             Entire Agreement/Modifications.  This Agreement (together with all executed Work Statements and attached exhibits) contains the entire understanding of the parties regarding its subject matter. This Agreement may only be modified by a subsequent written agreement executed by authorized representatives of both parties.

e.             Notices.  All notices required or given under this Agreement shall be addressed to the parties at the addresses shown in any “Notices” section of each Work Statement (or such other address as may be provided by written notice in accordance with this Section 11.e.) and shall be deemed given upon receipt (or, if not received sooner, three (3) days after deposit in the U.S. mails) when delivered by registered mail, postage pre-paid, return receipt requested, by facsimile (with a confirmation copy sent by registered mail) or by commercial overnight delivery service with tracking capabilities.

f.             Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, court costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

g.             Remedies.  Consultant recognizes that Consultant could face possible criminal and civil actions, resulting in substantial monetary liability if Consultant misappropriates GEE’s trade secrets.  In addition, Consultant recognizes that a violation of this Agreement could cause GEE irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law inadequate.  Therefore, Consultant agrees that GEE shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief GEE deems appropriate without being required to post any bond or other security.  This right shall be in addition to any other remedy available to GEE in law or equity.

h.             Survival.  The provisions of this Agreement that may be reasonably interpreted as surviving its termination, including the applicable provisions of Sections 3-11 hereof, shall continue in effect after termination of this Agreement.  GEE is entitled to communicate Consultant’s obligations under this Agreement to any future client or potential client of Consultant.

i.              Execution.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographed copies of such signed counterparts may be used in lieu of the originals for any purpose.

j.              Advice of Counsel.  Each of the parties to this Agreement expressly acknowledges that it participated in the drafting of this Agreement.  This Agreement is the product of arms’-length negotiations.  The parties have read this Agreement completely, have had the advice and assistance of competent counsel and have not been influenced to any extent whatsoever by any representations or statements by any party or its agents other than those contained in this Agreement.  Accordingly, the language contained within and comprising this Agreement shall not be construed in favor of or against any one party on the grounds that the party drafted the Agreement.

(Remainder of Page Intentionally Blank.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CONSULTANT

Signature:	/s/ Aditya Chatterjee

Printed Name:	Aditya Chatterjee

GLOBAL EAGLE ENTERTAINMENT INC.

Signature:	/s/ Zant Chapelo

Name:	Zant Chapelo

Title:	SVP, Human Resources

EXHIBIT A

WORK STATEMENT

1.                                      General

This Work Statement defines work to be done for Global Eagle Entertainment Inc. (“GEE”) by Aditya Chatterjee (“Consultant”) under that certain Consulting Services Agreement to which this Exhibit is attached (“Agreement”).

2.                                      Description of Project/Services

Consultant responsibilities include strategic and management advisory services related to network capacity, next-generation antenna programs, partnerships and regulatory matters.

3.                                      Term

6 months commencing on the Effective Date (as defined in the Agreement).

4.                                      Manager

Chief Executive Officer

5.                                      Fees

$25,739/month